Exhibit 10.1

TERMINATION AGREEMENT
FOR
RATE SCHEDULE FT-1 SERVICE AGREEMENT

This Termination Agreement for Rate Schedule FT-1 Service Agreement No. FT0005 (this "Termination Agreement") is made and entered into this 26th day of November 2018, between BISON PIPELINE LLC ("Company") and TENASKA MARKETING VENTURES ("Shipper").  Company and Shipper are referred to herein as "Party" or collectively as "Parties."

WHEREAS, Shipper and Company have entered into the Rate Schedule FT-1 Service Agreement No. FT0005, dated August 27, 2018 (the "Service Agreement"); and

WHEREAS, Shipper approached Company with an offer to pay a certain sum of money in exchange for Company's agreement to terminate the Service Agreement subject to certain terms and conditions set forth herein (the "Termination Offer"); and

WHEREAS, Company has filed tariff revisions in FERC Docket No. RP19-121-000 to allow Company and Shipper to mutually agree to early termination of the Service Agreement; and

WHEREAS, the Parties desire to memorialize the mutual agreement between the Parties, consistent with the proposed tariff revisions in FERC Docket No. RP19-121-000, to effectuate the Termination Offer and terminate the Service Agreement.

NOW THEREFORE, in consideration of their respective covenants and agreements hereinafter set out, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

1.	The Service Agreement shall terminate in its entirety immediately upon satisfaction of all of the following conditions:

a.	Corporate Authorizations. Company receiving all requisite management, corporate and board approvals for the Termination Offer.

b.
Regulatory Approvals.  FERC's acceptance of the revised tariff Section 5.1.4 proposed by Company to be part of its Tariff in FERC Docket No. RP19-121-000, in a form and substance satisfactory to Company in its sole discretion.

c.	Regulatory Satisfaction. Company satisfying all FERC imposed obligations, conditions, and requirements.

d.	Notice to Shipper. Company providing to Shipper a written notice of the satisfaction of the conditions set forth in a. through c. above.

e.
Satisfaction of Conditions.  The conditions set forth in a. through d. above being satisfied on or before December 28, 2018, unless otherwise mutually agreed by the Parties; and Shipper then making a lump sum payment of Ninety-Five Million, Three Hundred Sixty-Five Thousand, Two Hundred Twenty-Seven Dollars $95,365,227.00), representing the value of the future payments under the Service Agreement modified to reflect a net present value discounted at 3.48% as of December 28, 2018.

2.	Notwithstanding the termination of the Service Agreement, Shipper shall be liable for all amounts due under the Service Agreement for services rendered by Company prior to the termination thereof.

3.	Capitalized terms not defined herein shall have the meaning given to them in the Service Agreement.

4.	This Termination Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Termination Agreement to be effective on the day and year first above written.

BISON PIPELINE LLC                     TENASKA MARKETING VENTURES
By: TransCanada Northern Border Inc.,               By: TMV Holdings, LLC,
       Its Operator                          Its Managing Partner

By:   /s/ Millie S. Moran                     By:  /s/ John Obermiller
Title:   Vice President                      Title:  Chief Financial Officer

By:     /s/ Richard Prior
Title:   Vice President